Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

China Century Dragon Media, Inc.

We consent to the inclusion in this Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-166866) of our reports dated May 14, 2010, except for Note 5, which is as of September 30, 2010, with respect to the consolidated financial statements of China Century Dragon Media, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the related condensed Parent Only financial statements for the years ended December 31, 2009 and 2008 and the period from October 11, 2007 (inception) to December 31, 2007.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ MALONEBAILEY, LLP
www.malone-bailey.com
Houston, Texas

December 6, 2010